Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

Between
Mirant Corporation
and
William von Blasingame

This AMENDMENT TO EMPLOYMENT AGREEMENT (“the Amendment”) is made as of August 8, 2006, between Mirant Corporation (the “Company”), Mirant Services, LLC (“Services”) and William P. von Blasingame (“Executive”).  Capitalized terms used herein and not defined shall have the same meaning as set forth in the Employment Agreement executed by the parties on November 28, 2005 (the “Employment Agreement”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in compliance with Section 18 of the Employment Agreement, the parties hereto agree to amend the Employment Agreement as follows:

The portion of Section 5(e) of the Employment Agreement that states:

Severance.

(e)           Termination Without Cause, Non-Renewal or for Good Reason Following a Change of Control.  In the event of Executive’s termination of employment with the Company (1) by the Company without Cause, (2) as a result of the failure of the Company to offer to renew the Agreement on terms that are consistent with competitive practices for companies of comparable size and standing in the same industry, or (3) by Executive for Good Reason, in any case, during the period beginning six months before and ending two years following a Change of Control (as defined herein) of the Company subject to execution of a Release substantially in the form attached as Exhibit D, Executive shall be entitled to the benefits set forth below in this Section 5(e).

shall hereby be amended to state as follows:

Severance.

(e)           Termination Without Cause, Non-Renewal or for Good Reason Following a Change of Control.  In the event of Executive’s termination of employment with the Company (1) by the Company without Cause, (2) by reason of the failure of the Company to offer to renew the Agreement on terms and conditions at least equal to the terms and conditions set forth in the Agreement executed on November 28, 2005, which shall be deemed to include a Base Salary and Target Bonus at least equal to the Executive’s Base Salary and Target Bonus at such time, (3) as a result of the Company’s sale of its Caribbean assets and failure to offer Executive a position at a comparable level of compensation to the position held by Executive at the time of the sale, or (4) by Executive for Good Reason, in any case, during the period beginning six months before and ending two years following a Change of Control (as defined herein) of the Company subject to execution of a Release substantially in the form attached as Exhibit D, Executive shall be entitled to the benefits set forth below in this Section 5(e).

The terms of this Amendment shall have no force and effect on any other provision of the Employment Agreement, including subsections (i) through (v) of Section 5(e).  Upon execution, the terms of this Amendment shall be incorporated into the Employment Agreement and shall become binding and enforceable to the same extent and under the same terms and conditions as all other provisions in the Employment Agreement when executed on November 28, 2005.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

MIRANT CORPORATION

By:

Its:
MIRANT SERVICES, LLC

By:

Its:

William P. von Blasingame